UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section §240.14a-12

Legacy Education Alliance, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 - 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Legacy Education Alliance, Inc.
1612 Cape Coral Parkway East
Cape Coral, Florida 33904

Notice of Annual Meeting of Stockholders

April 26, 2018

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Legacy Education Alliance, Inc., which will be held Thursday, May 31, 2018, at 9:00 a.m. Pacific Time, at Edgewood Tahoe, 180 Lake Parkway, Stateline, NV, USA, 89449.

The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting.

It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible using the options available to you as described in our proxy statement.

At the meeting, you will be asked to:

•         Elect the individuals that have been nominated by the Nominating and Corporate Governance Committee of our Board of Directors to serve on our Board of Directors, subject to the provisions of our Bylaws, until our next Annual Meeting or until their respective successors are duly elected or their earlier resignation, death, or removal;

•         Ratify the appointment of MaloneBailey LLP as our independent registered public accounting firm for our 2018 fiscal year ending December 31, 2018;

•         Approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (say-on-pay); and

•         Conduct an advisory vote on the frequency of the advisory vote on executive compensation (say-on-frequency).

Our Board of Directors fixed the close of business on April 17, 2018 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at our executive offices located at 1612 Cape Coral Parkway East, Cape Coral, Florida, 33904. We will mail a copy of our Proxy Materials and our 2017 Annual Report on or about May 1, 2018.

On behalf of management and the board of directors, we thank you for your continued interest in Legacy Education Alliance, Inc.

Very truly yours

Anthony C. Humpage
Chief Executive Officer and Director

Cape Coral, Florida
April 26, 2018

 “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 31, 2018. This Proxy Statement, and Annual Report on Form 10-K are available free of charge under the “Investors” link at www.legacyeducationalliance.com.”

PROXY SUMMARY

This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the more detailed information included elsewhere in our proxy statement. This summary does not contain all of the information you should consider before voting, and you should read the entire proxy statement before voting.

In this Proxy Statement, references to the “Company,” “LEAI,” “we,” “our” or “us” are to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Educational Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), other operating subsidiaries and any predecessor of Legacy Holdings, including Tigrent Inc., a Colorado corporation.

ANNUAL MEETING INFORMATION

Time and Date:	Thursday, May 31, 2018 at 9:00 a.m. Pacific Time

Location:	Edgewood Tahoe, 180 Lake Parkway, Stateline, NV, USA, 89449

Record Date:	April 17, 2018

Voting:	Each share of our Common Stock outstanding at the close of business on April 17, 2018 has one vote on each matter that is properly submitted for a vote at the 2018 Annual Meeting

AGENDA AND VOTING RECOMMENDATION

•         To elect the individuals who have been nominated by the Nominating and Corporate Governance Committee of our Board of Directors to serve on our Board of Directors, subject to the provisions of our Bylaws, until our next Annual Meeting or until their respective successors are duly elected or their earlier resignation, death, or removal;

•         To ratify the appointment by our Board of Directors of MaloneBailey LLP as our independent registered public accounting firm for our 2018 fiscal year ending December 31, 2018;

•         To approve the compensation of our named executive officers on an advisory, non-binding basis (say-on-pay); and

•         To conduct an advisory vote on the frequency of the advisory vote on executive compensation (say-on-frequency).

PROXY STATEMENT
TABLE OF CONTENTS

I.	Annual Meeting Information	1

II.	Proposal I — Election of Directors	4

III.	• Corporate Governance	6
	• Board Leadership Structure	6
	• Code of Business Conduct and Ethics	6
	• Director Independence	6
	• Board Meetings and Committees	7
	• Director Nomination Process	8
	• Risk Oversight	8
	• Related Transactions	8
	• Communications with Directors	9

IV.	Director Compensation	10

V.	Securities Ownership of Management, Directors and Certain Other Persons	11

VI.	Proposal II — Ratification of Independent Registered Public Accounting Firm	14
	• Fees to Independent Auditor for Fiscal Year 2018	14
	• Audit Committee Report	15

VII.	Proposal III — Advisory Vote on Executive Compensation (Say on Pay)	17

VIII.	Proposal IV — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation (Say-on-Frequency)	18

IX.	Compensation Discussion and Analysis	19
	• Compensation Committee Report	26

X.	Other Matters	27
	• Cost of Soliciting Your Proxy	27
	• Other Business	27
	• Stockholder Proposals for the 2019 Annual Meeting	27
	• Stockholders Sharing an Address	27
	• Disclaimer	27

i

PROXY STATEMENT

“Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 31, 2018. This Proxy Statement, and Annual Report on Form 10-K are available free of charge under the “Investors” link at www.legacyeducationalliance.com.”

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2018 Annual Meeting of Stockholders. This Proxy Statement is being made available to our stockholders on or about April 26, 2017. In this Proxy Statement, references to the “Company,” “we,” “our” or “us” are to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Educational Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), other operating subsidiaries and any predecessor of Legacy Holdings, including Tigrent Inc., a Colorado corporation.

I. ANNUAL MEETING INFORMATION

When and where is the Annual Meeting?

We will hold the annual meeting on Thursday, May 31, 2018 at 9:00 a.m. Pacific Time, at Edgewood Tahoe, 180 Lake Parkway, Stateline, NV, USA, 89449.

What is the admissions process?

Only record or beneficial owners of our Common Stock, par value $0.0001 per share (our “Common Stock”) as of the Record Date, as defined below, or their proxies, may attend the annual meeting in person. When you arrive at the annual meeting, you must present personal identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

What am I voting on?

At the Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below:

Proposal	Board Recommendation

1. To elect the individuals who have been nominated by our Nominating and Corporate Governance Committee to serve on our Board of Directors, subject to the provisions of our Bylaws, until the next Annual Meeting or until their respective successors are duly elected or their earlier resignation, death, or removal.

FOR each Director Nominee

2. To ratify the appointment of MaloneBailey LLP as our independent registered public accounting firm for our 2018 fiscal year ending December 31, 2018.	FOR

3. To approve the compensation of our named executive officers on an advisory, non-binding basis (say-on-pay).	FOR

4. To recommend, by non-binding vote, the frequency of the advisory vote on named executive compensation (say-on-frequency).	2 Years

How many votes are needed to elect Directors?

Our Bylaws provide for the election of Directors by a plurality vote. The Board of Directors has set the current number of Directors of the Company at four (4). This means that the four nominees receiving the highest number of “FOR” votes will be elected as Directors. You may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” for a particular nominee or nominees or for all nominees. Unless you mark “WITHHOLD AUTHORITY” to withhold your vote for a particular nominee or all nominees, your proxy will be voted FOR each of the director nominees names in this Proxy Statement.

How many votes are needed to approve the other proposals?

Each of our proposals will be considered separately. The proposals to ratify the appointment of MaloneBailey LLP as our independent auditors, and to ratify the compensation of our named executive officers on an advisory, on-binding basis (say-on-pay), and to recommend, by non-binding vote, the frequency of the advisory vote on named executive compensation (say-on-frequency), must receive the “FOR” vote of a majority of the shares present at the meeting in person or by proxy. For each of these proposals you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as shares present at the Annual Meeting. Broker non-votes will not be counted in determining the results of the votes on the “say-on-pay” and “say-on-frequency” proposals, but will be counted in determining the results of the vote on the proposal to ratify MaloneBailey as the Company’s independent auditor for 2018 and will be counted as present at the annual meeting for purposes of determining a quorum.

Who are Record and Beneficial Owners?

If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, to be a stockholder of record, and our annual meeting materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy or to attend the meeting and vote in person. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

What is the Record Date?

The Record Date for the annual meeting is April 17, 2018. Record and beneficial owners may vote all shares of our Common Stock they owned as of the close of business on that date. Each share of Common Stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the annual meeting. On the Record Date 23,007,519 shares of Common Stock were outstanding. We need a quorum consisting of a ten percent (10%) of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting.

How do I submit voting instructions for stock held through a broker?

If you hold shares of Common Stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee. If you hold shares of Common Stock through a broker, bank or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. If you do not vote in person at the Annual Meeting or submit voting instructions to your broker, your broker may still be permitted to vote your shares on certain routine matters. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on each Company’s proposal to elect director(s), the broker may not exercise discretion to vote for or against such proposal. These shares will not be counted as having been voted on such proposal. With respect to the Company’s proposal to ratify the independent registered public accounting firm, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to the Company’s say-on-pay proposal and the say-on-frequency proposal, the broker may not exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank, broker or nominee so your vote can be counted.

How do I submit voting instructions for stock held in my name?

If you hold shares as a record holder, you may vote by submitting a proxy for your shares by internet, phone, mail or by voting in person at the annual meeting as described on the proxy card. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

How do I revoke my proxy?

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904, attention: Corporate Secretary; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the 2018 Annual Meeting or revoke or change your vote that has been indicated on your proxy. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2018 Annual Meeting for stockholders of record.

What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

Proposal	Vote Required
1. Election of Directors	Plurality of Shares Present and Eligible to Vote
2. Ratification of Independent Registered Public Accounting Firm	Majority of Shares Present and Eligible to Vote
3. Say-on-Pay	Majority of Shares Present and Eligible to Vote
4. Say-on-Frequency	Plurality of Shares Present and Eligible to Vote

Are there any controlling stockholders?

As of the Record Date, there were no stockholders owning a majority of shares of the Common Stock. Your vote is important to our Board of Directors and we are providing this proxy statement to solicit your vote.

II. PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors is elected on an annual basis. The number of our directors is specified by our Bylaws as at least one. As of the date of our Annual Meeting, our Board of Directors will consist of four (4) members and each director who is elected will hold his or her office, subject to the provisions of our Bylaws, until his or her successor has been duly elected or appointed and qualified or their earlier resignation, death, or removal.

Each nominee’s principal occupation and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board of Directors to conclude that such person should serve as a director appears on the following pages.

Our Bylaws provide for the election of Directors by a plurality vote. The Board of Directors has set the current number of Directors of the Company at four (4). This means that the four nominees receiving the highest number of “FOR” votes will be elected as Directors. You may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” for a particular nominee or nominees or for all nominees. Unless you mark “WITHHOLD AUTHORITY” to withhold your vote for a particular nominee or all nominees, your proxy will be voted FOR each of the director nominees names in this Proxy Statement. Broker non-votes will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH
OF THE FOLLOWING DIRECTOR NOMINEES

Nominees for Election at the 2018 Annual Meeting

James K. Bass Age 61 Director since 2010 Chairman of the Board Board Committee(s): Compensation Committee (Chair)

Mr. Bass has served as a Director since November 10, 2014, and as a director of Tigrent Inc. since May 3, 2010. He has served as Chairman of the Board of Directors since July 2015. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 13 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Since September 2000, Mr. Bass has served on the Board of Directors of TTM Technologies, Inc., a manufacturer of complex printed circuit boards used in sophisticated electronic equipment, where he serves as Chairman of the Compensation Committee. Additionally, since October 2010, Mr. Bass has been a director at Mercury Computer Systems, a provider of open, commercially developed, application-ready, multi-INT subsystems for the Intelligence, Surveillance and Reconnaissance (ISR) market. Mr. Bass holds a B.S.M.E. degree from Ohio State University (1979).

Our Board of Directors believes that Mr. Bass’s strong business background and other qualifications, as set forth in his biography, above, give him the qualifications and skills to serve as a director of our Company. Our Board of Directors also believes that Mr. Bass has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Peter W. Harper Age 56 Director since 2015 Board Committee(s): Audit Committee (Chair) Compensation Committee (Member)

Mr. Harper was appointed to the Board and chairman of the Company’s Audit Committee on December 1, 2015. He has more than 30 years of public, private-equity backed and global company experience in the retail, insurance, electronic manufacturing and consumer products industries. He is currently the Chief Financial Officer at DEI Holdings and Sound United, a global manufacturer and distributor of high end home audio products.

Prior to joining DEI/Sound United in January of 2017, Mr. Harper was the President and CFO of Twin-Star International from 2013 to 2016, CFO at Scottsdale Insurance from 2005 to 2012 and Suntron Corporation from 2000 to 2005. Prior to that he had senior finance positions at Iomega Corporation and General Electric. Mr. Harper received a BS from San Jose State University in 1983.

Our Board of Directors believes that Mr. Harper’s strong business background and other qualifications, as set forth in his biography, above, give him the qualifications and skills to serve as a director of our Company. Our Board of Directors also believes that Mr. Harper has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Anthony C. Humpage Age 62 Chief Executive Officer Director since 2012 Board Committee(s): Nominating & Corporate Governance Committee (Member)

Mr. Humpage has served as our Chief Executive Officer and Director since November 10, 2014 and a director of Tigrent Inc. since November 10, 2014. Mr. Humpage has been the CEO of our predecessor since September 4, 2012 and has been a member of the Board of Directors of our predecessor since May 23, 2012. Mr. Humpage was previously Executive Vice President and Chief Financial Officer of Government Liquidation, the leading online auction website for federal government surplus and scrap assets, from 1998 to 2011. Earlier in his career, he worked in the construction materials, manufacturing and professional service industries specializing in early-stage and troubled organizations. A certified public accountant and a British chartered accountant, Mr. Humpage holds a MBA Finance degree from Western International University (1995).

Our Board of Directors believes that Mr. Humpage’s strong business background and other qualifications, as set forth in his biography, above, give him the qualifications and skills to serve as a director of our Company. Our Board of Directors also believes that Mr. Humpage has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Cary Sucoff Age 66 Director since 2015 Board Committee(s): Nominating & Corporate Governance Committee (Chair) Audit Committee (Member)

Mr. Sucoff was first elected to the Board on July 16, 2015 and has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Mr. Sucoff currently owns and operates Equity Source Partners, LLC, an advisory and consulting firm. He has participated in the financing of hundreds of public and private companies. Mr. Sucoff currently serves on the following Boards of Directors: Contrafect Corp. (CFRX), Legacy Education Alliance, Inc. (LEAI), First Wave Technologies and Galimedix Therapeutics, Inc. In addition, Mr. Sucoff currently serves as a consultant to Sapience Therapeutics. Mr. Sucoff is past President of New England Law/Boston and has been a member of the Board of Trustees for over 25 years. He is the Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar (now retired) of the State of New York since 1978.

Our Board of Directors believes that Mr. Sucoff’s strong business background and other qualifications, as set forth in his biography, above, give him the qualifications and skills to serve as a director of our Company. Our Board of Directors also believes that Mr. Sucoff has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

III. CORPORATE GOVERNANCE

Board Leadership Structure

We have determined that having an independent director serve as the Chairman of the Board of Directors is in the best interests of our stockholders at this time, and that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. This structure ensures a greater role for the independent directors in the oversight of us and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We are not required to have any independent directors under federal securities laws, state law or under the rules of any exchange; nevertheless, we maintain a majority of our board of directors as independent directors as a matter of good corporate practice.

Our Board of Directors operates by majority vote. In the 2017 fiscal year, our Board of Directors held eleven meetings and each director attended more than 75% of such meetings. Any director may call a special meeting of our Board of Directors upon proper notice. In addition, our Board of Directors may take action by written consent in accordance with our Bylaws.

Our Board of Directors oversees and monitors our operations and develops and directs the implementation of our business strategy. In connection with these endeavors, our Board of Directors will rely on information, opinions, reports, books of account or statements, including financial statements and other financial data, that are prepared or presented by one or more of our directors, officers, or employees reasonably believed to be reliable and competent in the matters prepared or presented; legal counsel, public accountants, financial advisers, valuation advisers, investment bankers, or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence; or a committee on which the director or officer relying thereon does not serve, as to matters within the committee’s designated authority and matters on which the committee is reasonably believed to merit confidence, but a director is not entitled to rely on such information, opinions, reports, books of account or statements if the director has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics on November 10, 2014 that applies to our directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

Director Independence

The Board of Directors has determined that each of our directors, except our Chief Executive Officer, Anthony C. Humpage, qualifies as an “independent director.” Currently, our independent directors are James K. Bass, Peter W. Harper and Cary Sucoff. If the nominees proposed in this proxy are elected, James K. Bass, Peter W. Harper and Cary Sucoff will serve as our independent directors. Because our Common Stock is not currently listed on a national securities exchange, we have used the definition of independence of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an independent director is a person other than an officer or employee of the Company or any other individual having a relationship with the Company that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be independent if:

•         The director is, or at any time during the past three years was, an employee of the Company;

•         The director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•         A family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•         The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•         The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•         The director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Board Meetings and Committees

We are not required under the Exchange Act to maintain any committees of our Board of Directors. We have formed certain committees of our board as a matter of preferred corporate practice. We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee shall also oversee the Company’s systems of internal controls regarding finance, accounting, information technology, legal and regulatory compliance and ethical behavior, the audits of the Company’s financial statements, the qualifications of the accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s independent auditors.

The members of our Audit Committee are Mr. Harper and Mr. Sucoff, with Mr. Harper serving as the Chairman. The Board of Directors has determined that each director serving on the Audit Committee qualifies as “independent” under the NASDAQ listing rules, and that Mr. Harper further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the Exchange Act. Our Audit Committee has a written charter available on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2017: 6

Compensation Committee. The purpose of the compensation committee (the “Committee”) of the Board of Directors (the “Board”) of Legacy Education Alliance, Inc. (the “Company”) is to oversee the Company’s compensation and benefits programs; establish, review, revise and interpret the Company’s compensation philosophy, policies and objectives; and evaluate the performance of the Company’s executive officers and set compensation levels for all executive officers, including any performance-based compensation.

The members of our Compensation Committee are Mr. Bass and Mr. Harper, with Mr. Bass serving as the Chairman. The Board of Directors has determined that each director serving on the Compensation Committee qualifies as “independent” under the NASDAQ listing rules. Our Compensation Committee has a written charter available on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2017: 4

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to provide support for the governance role of the Board in reviewing and making recommendations on the composition of the Board, oversee the evaluation of the Board and management of the Company, periodically assess the functioning of the Board and its committees and make recommendations to the Board regarding corporate governance matters and practices. On at least an annual basis, the Nominating and Corporate Governance Committee reviews overall board of director’s compensation with the assistance of an independent outside expert as well as publicly available sources such as NACD reports on board compensation. Any changes made to Board compensation as a result of these reviews requires full Board ratification.

The members of our Nominating and Corporate Governance Committee are Mr. Humpage and Mr. Sucoff, with Mr. Sucoff serving as the Chairman. The Board of Directors has determined that Mr. Sucoff qualifies as “independent” under the NASDAQ listing rules. Our Nominating and Corporate Governance Committee has a written charter available on our website at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2017: 1

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. The Nominating and Corporate Governance Committee will consider nominees for election to the Board of Directors who are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations.

The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factor.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Director’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board of Directors.

Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies encourage a balanced approach to risk-taking, by structuring compensation packages that includes both long-term vesting equity awards in addition to cash bonuses.

Related Transactions.

Transactions with Related Persons.

Since January 1, 2017, there have been no transactions between the Company and its executive officers, directors, nominees, principal stockholders and other related parties involving amounts in excess of $120,000. There are currently no proposed transactions of the type mentioned in the preceding sentence.

Related Person Transactions Policy.

Our Board has adopted a written policy for the review and the approval or ratification of any related person transaction. Under the policy, a “related person” is any (1) director, nominee for director or executive officer of the Company and any Immediate Family Member of such person, and (2) any holder of 5% or more of any class of outstanding equity securities of the Company and any Immediate Family Member such person. The policy defines an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) the Company or its subsidiaries or affiliates is a participant, and (3) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The policy requires the Audit Committee to review the material facts of all Interested Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to certain exceptions described in the Policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of them complied with the Section 16(a) filing requirements in 2017.

Communications with Directors

All communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Corporate Secretary, 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

Compensation Committee Interlocks and Insider Participation

None.

IV. DIRECTOR COMPENSATION

On at least an annual basis, the Nominating and Corporate Governance Committee reviews overall board of director’s compensation with the assistance of an independent outside expert as well as publicly available sources such as NACD reports on board compensation. Any changes made to Board compensation as a result of these reviews requires full Board ratification. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required of members of the Board. We also consulted with an independent compensation consulting firm and this compensation reflects his recommendations.

Our employee directors do not receive any additional compensation for serving on the Board. During 2017, our only employee director was Anthony C. Humpage.

Each non-employee director received a quarterly retainer of $12,500 each of the quarters in fiscal year 2017. Non-employee directors are reimbursed for travel, food and lodging expenses incurred in attending Board meetings.

James K. Bass received an additional $5,000 per quarter for his services as Chairman of our Board of Directors in 2017 and received an additional $3,750 per quarter for fiscal year 2017 for his services as Chairman of our Compensation Committee.

Peter Harper received an additional $3,750 per quarter for his services as Chairman of our Audit Committee in 2017.

Cary Sucoff received an additional $3,750 per quarter for his services as Chairman of our Nominating and Corporate Governance Committee during 2017.

In addition to receiving quarterly retainers, directors have been generally eligible to receive sign-on and annual equity awards through stock or options. We have adopted an equity incentive plan that was approved by the stockholders at our annual meeting of stockholders on July 16, 2015 for equity based incentives under the Company’s 2015 Equity Plan (the “2015 Incentive Plan”).

Total compensation attributable to each non-employee director during 2017, which excludes reimbursable expenses, was as follows:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Total ($)
James K. Bass	$85,000	$13,200	$98,200
Peter Harper	$65,000	$13,200	$78,200
Cary Sucoff	$65,000	$13,200	$78,200

____________

(1)      Each non-employee director has been granted restricted shares of common stock at varying times half of which vest each year over a period of two years from the grant date.

(2)      Stock awards are valued based on the closing price per share on the grant date.

V. SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS
AND CERTAIN OTHER PERSONS

The following table sets forth the beneficial common stock ownership as of April 26, 2018 (i) of each person or entity known by us to be the beneficial owner of five percent or more of our common stock, (ii) by each of our directors, Named Executive Officers and nominee for director and (iii) by all directors and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.

Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. This table is based upon information supplied to us by our Named Executive Officers, directors and principal stockholders and/or contained in reports filed by these persons with the SEC.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
Christian A. J. Baeza(2)	285,313	1.24%
James K. Bass(3)	217,611	*
Iain Edwards(2)	350,938	1.53%
Peter W. Harper(3)	235,217	1.02%
Anthony C. Humpage(2)(4)	3,884,312	16.88%
James E. May(2)	566,769	2.46%
Cary Sucoff(3)	423,750	1.84%
All directors and executive officers as a group	5,963,910	25.92%

Other owners of more than 5% of outstanding Common Stock
Day One LLC(5)	2,411,368	10.48%
Ingrid Whitney(6)	2,279,799	9.90%
Ibex Microcap Fund LLLP(7)	1,352,760	5.9%
Ibex Investors LLC(7)	1,359,267	5.9%
Lazarus Macro Micro Partners LLLP(7)	6,507	*
Pemberton Holdings, LLC	2,842,819	12.36%
David S. Nagelberg(8)	1,372,892	5.97%

____________

*         Less than 1%

(1)      Based on 23,007,519 shares of Common Stock issued and outstanding as of April 26, 2018.

(2)      Includes restricted common shares held in escrow one third of which vest each year over a period of three years from the grant date but which may be voted in the interim.

(3)      Includes awards of restricted common shares for independent director services but which may be voted in the interim.

(4)      The shares of Pemberton Holdings, LLC are beneficially owned by Anthony C. Humpage. The address of Pemberton Holdings LLC is 3225 McLeod Drive, Suite 100, Las Vegas, NV 89121.

(5)      The address of Day One LLC is 4818 Coronado Parkway, Cape Coral, FL 33904.

(6)      The address of Ingrid Whitney is 2228 SW 17th Avenue, Cape Coral, FL 33991.

(7)      Based on the Schedule 13G jointly filed by Ibex Investors LLC, Ibex Microcap Fund LLLP and Lazarus Macro Micro Partners LLLP on 2/2/2018. The address of each reporting person is c/o Ibex Investors LLC, 3200 Cherry Creek South Drive, Suite 670, Denver, Colorado 80209.

(8)      The address of David Nagelberg is c/o Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, New York, 10017

Executive Officers

Anthony C. Humpage, Chief Executive Officer

Mr. Humpage, 62, has served as our Chief Executive Officer and Director since November 10, 2014. Mr. Humpage has been the CEO of our predecessor since September 4, 2012 and has been a member of the Board of Directors of our predecessor since May 23, 2012. Mr. Humpage was previously Chief Financial Officer of the Rich Dad Operating Company, LLC, which licenses its Rich Dad® brand to us for financial education programs. Mr. Humpage was previously Executive Vice President and Chief Financial Officer of Government Liquidation, the leading online auction website for federal government surplus and scrap assets, from 1998 to 2011. Earlier in his career, he worked in the construction materials, manufacturing and professional service industries specializing in early-stage and troubled organizations. A certified public accountant and a British chartered accountant, Mr. Humpage holds a MBA Finance degree from Western International University (1995).

Christian A. J. Baeza, Senior Vice President and Chief Financial Officer

Mr. Baeza, 55, joined Legacy Education Alliance in April 2015. Prior to joining the company, Mr. Baeza held various senior finance positions including Director of Financial Reporting and Assistant Corporate Controller at Kraton Corporation. From 2003 to 2008 he held various finance positions at Spectra Energy Corporation. Mr. Baeza began his career as a member of the accounting and auditing practice at Arthur Andersen LLP from 1995 to 1998. Mr. Baeza earned his B.B.A. degree in accounting from Florida International University.

Fredrick Dummar, Senior Vice President.

Mr. Dummar, 49, joined Legacy Education Alliance (LEAI) in July 2017 as a Senior Vice President. Prior to joining LEAI, Mr. Dummar held various senior positions within the U.S. Army culminating as the senior advisor for Afghan Special Operations Forces in 2015. He retired as a U.S. Army Colonel with over 26 years of management experience. Included in those years, is 20 years of Special Operations experience around the World, both as a warfighter and as a trainer and mentor to soldiers in South America, Africa, Iraq and Afghanistan. Mr. Dummar holds a Master of Strategic Studies from the U.S. Army War College and a Master of Military Art and Science from the U.S. Army Command and General Staff College.

Iain Edwards, Senior Vice President

Mr. Edwards, 50, serves as Senior Vice President in charge of our Property Development Division. Mr. Edwards served as our Chief Operating Officer since November 10, 2014 until March 2018. Mr. Edwards served as the Chief Operating Officer of our predecessor since May 2013. Mr. Edwards joined the Company in 2002 as general manager of our U.K. office, and was promoted to U.K. Managing Director in 2004 and to President of International Operations in 2006. Mr. Edwards has been an investor and developer since 2005, and is a director, non-executive director and owner of various successful property related companies. From 1997 until 2002, Mr. Edwards worked for and subsequently owned Jongor Limited, a single London Depot operation. Between 1991 and 1997, Mr. Edwards served time in the British Army in various capacities. Mr. Edwards holds a B.A. in Business Studies from the University of Greenwich, London (1991).

James E. May, Senior Vice President and General Counsel

Mr. May, 63, has served as our Chief Administrative Officer and General Counsel since November 10, 2014. Mr. May has served as the Chief Administrative Officer of our predecessor since September 2009, and as the General Counsel of our predecessor since May 2009. Mr. May joined the Company in June 2007 as Assistant General Counsel. In his current role he is responsible for the Company’s Legal, Compliance, and Human Resources functions. Prior to joining the Company, he held the position of Associate General Counsel with Gateway Computers, where he was, at various times, the chief legal counsel for the Gateway Country Stores retail division and for the Business and Government Sales division, where he managed the Contract Management organization. Prior to that, he was Vice President, Deputy General Counsel with Blockbuster Videos, Inc. in Ft. Lauderdale, Florida and Dallas, Texas where he was the chief legal counsel for domestic store operations, including litigation management. Mr. May has a B.A. degree from American University (1981) and a J.D. degree from Catholic University Law School (1984).

William “Bill” Bouyoucas, Vice President, North American Operations

Mr. Bouyoucas 50, held various senior positions within the United States Army prior to joining Legacy Education Alliance in April 2018. He retired as a Command Sergeant Major with over 26 years of management experience. Following his retirement, he further served six years as a United States government civilian. Mr. Bouyoucas has an extensive background in strategic and organizational planning, management, recruiting and customer service. He also has an extensive background in providing services and funding to at risk individuals.

Martin Ehrhard, Vice President, Information Technology

Mr. Ehrhard 40, has served as the Vice President of Information Technology since November 2016. Mr. Ehrhard joined the company in October 1998 and is an accomplished IT professional with two decades of security, engineering, and technology management experience. Mr. Ehrhard is an avid student of technology and studied professionally through Microsoft Learning and Oracle Education.

Martin Foster, Vice President, International

Mr. Foster, 45, joined the Company in April 2002 as Event Manager of the UK division. During his time with the Company he has held several positions including UK Operations Manager, UK General Manager and most recently Managing Director of the UK and International divisions. Prior to joining the Company Mr. Foster lived and worked in South Africa where he held the position of Sales and Solutions Manager (Africa) for a global internet solutions company. Mr. Foster studied Business through UNISA and IT through both Microsoft and Compaq.

Tisa Morrissette, D.B.A, Vice President, Student Education Services, North America.

Dr. Morrissette, 62, joined the Company in November 2016 as Director, Elite Education and Student Development and was promoted to VP, Student Education Services for North America in February 2018. Prior to joining Legacy Education Alliance, Dr. Morrissette held various leadership positions within Bayer Diagnostics for 25 years. During this time, as Director of Technical and Field Services, Dr. Morrissette led a team of customer support professionals across the country. Later, Dr. Morrissette, as a licensed Realtor in the state of Massachusetts, worked with a locally owned real estate company to develop new agent training and mentor programs and create a new sales division focused on sales of high-end properties. After moving to Florida, Dr. Morrissette served local colleges as a business instructor and corporate trainer. Dr. Morrissette holds a Doctorate of Business Administration from Columbia Southern University of Orange Beach, Alabama.

Stacey Perkins, Vice President, Global Marketing

Ms. Perkins, 38, began serving as Vice President of Global Marketing in 2016. She joined the company in 2004 and has managed various departments in the company including Marketing, Event Planning, Product Development, Corporate Communications, and Shipping and Logistics. She has over a decade of experience in the educational training seminar and services industry. A natural leader, her greatest strengths include communication, brand psychology, brand strategy and creative marketing. Mrs. Perkins has a passion for marketing, writing and the arts and studied Business Management at Santa Fe College.

Change in Control

No person has power to direct or cause the direction of the management and polices of Legacy by virtue of ownership of voting securities.

VI. PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed MaloneBailey LLP (“MaloneBailey”) as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Services provided to Legacy Education Alliance, Inc. by MaloneBailey for fiscal year 2017 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal Years 2017” below.

Stockholder ratification of the appointment of MaloneBailey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of MaloneBailey to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Legacy Education Alliance, Inc. and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of MaloneBailey. Abstentions and broker non-votes will have the effect of a vote against the proposal.

No representative of MaloneBailey will be present at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF
THE AUDIT COMMITTEE’S APPOINTMENT OF MALONEBAILEY AS OUR
INDEPENDENT AUDITOR FOR 2018

Fees to Independent Auditor for Fiscal Year 2017

The following table presents fees for professional audit services rendered by MaloneBailey, our current independent auditor for the audit of our Consolidated Financial Statements for 2017, and fees billed for other services rendered.

	Years ended December 31,
	2017	2016
	(in thousands)
Audit fees – MaloneBailey LLP(1)	$255	$274
Audit fees – Crowe Horwath LLP	54	47
Tax fees – Crowe Horwath LLP	8	13

Total fees	$317	$334

____________

(1)      2017 audit fees included approximately $114,513 of accrued audit fees pertaining to our 2017 fiscal year audit to be billed by MaloneBailey LLP in 2018.

Audit Fees

This category includes the review of three interim quarterly financial statements and the audit of Legacy Education Alliance, Inc.’s annual financial statements, for the twelve month periods ended December 31, 2017. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees

This category consists of assurance and related services by the auditors that are reasonably related to the performance of the audit or review of Legacy Education Alliance, Inc.’s financial statements that are not reported above under “Audit Fees.”

The Audit Committee has implemented a policy for the pre-approval of financial statement audit and review services to be provided to the Company by its independent auditors. In considering pre-approvals, the Audit Committee reviews a description of the scope of services falling within pre-designated services and imposes specific budgetary guidelines. Pre-approvals of designated services are generally effective for the succeeding 12 months. The Audit Committee pre-approved all audit-related fees for the fiscal years ended December 31, 2016 and December 31, 2017.

Any incremental audit or permitted non-audit services which are expected to exceed the relevant budgetary guideline must be pre-approved. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service unless the Audit Committee approves a longer period.

Tax Fees

This category consists of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter is available on our website at the “Corporate Governance” link under the “Investors” link at www.legacyeducationalliance.com. The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee also oversees the Company’s systems of internal controls regarding finance, accounting, information technology, legal and regulatory compliance and ethical behavior, the audits of the Company’s financial statements, the qualifications of the accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s independent auditors. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, MaloneBailey, LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held six meetings during 2017, and met in 2018 to discuss the Company’s financial statements for the year ended December 31, 2017. With respect to the year ended December 31, 2017, the Audit Committee, among other things:

•         reviewed and discussed the Company’s quarterly and fiscal year earnings releases;

•         reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2017 with management and MaloneBailey, LLP;

•         reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•         met with MaloneBailey, LLP, the internal auditor, and Company management in executive sessions;

•         reviewed and discussed certain critical accounting policies; and

•         reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

The Audit Committee discussed with MaloneBailey, LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees). These reviews included discussions with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

MaloneBailey, LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. The Audit Committee discussed with MaloneBailey, LLP their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q compromise independence.

During 2017, the Audit Committee received regular updates on the amount of fees and scope of audit and audit-related services provided. In addition, the Audit Committee reviewed and approved audit and non-audit services provided by MaloneBailey, LLP pursuant to the preapproval policies and procedures set forth in the Audit Committee Charter related to the provision of audit and non-audit services by the independent auditors.

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also appointed MaloneBailey, LLP as the Company’s independent auditor for 2018 and are presenting the appointment to the stockholders for ratification.

The Audit Committee

Peter W. Harper, Chair
Cary Sucoff

VII. PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-ON-PAY)

The following proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. This vote is advisory, and therefore not binding on us, our Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

The compensation program for our named executive officers is designed to attract, retain and motivate our executives who are critical to our success and to align the interests of our executives with those of our stockholders. They receive a mix of cash and non-cash compensation. The compensation program was created and evaluated against market analysis conducted by an independent compensation consultant against our peer groups. For additional information on the compensation program for our named executive officers, including specific information about compensation in 2017, please see the information in this proxy statement under the heading “Compensation Discussion and Analysis,” along with the compensation tables and narrative descriptions that follow.

Stockholders are being asked to approve the following resolutions at the 2018 Annual Meeting:

BE IT RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby ratified, confirmed, adopted and approved.

We have been holding the non-binding advisory vote on an annual, as opposed to a less frequent basis. It is expected that the next say-on-pay vote will occur at the 2020 annual meeting of stockholders.

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
APPROVAL OF SAY-ON-PAY.

VIII. PROPOSAL IV — ADVISORY VOTE ON THE FREQUENCY
OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-ON-FREQUENCY)

The following proposal, commonly known as a say-on-frequency proposal, gives our stockholders the opportunity to vote to recommend, on an advisory basis, whether you would prefer an advisory vote on named executive officer compensation once every, one, two, or three years. This vote is advisory, and therefore not binding on us, our Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering how often to seek your vote on named executive officer compensation.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every two years is the most appropriate alternative for us, and, therefore, our Board recommends that you vote for a two-year interval for the advisory vote on our named executive officers’ compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of voting every, one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers.”

It is expected that the next say-on-frequency vote will occur at the 2024 annual meeting of stockholders.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Board may decide that it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
“EVERY TWO YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

IX. COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Compensation Program

Our executive compensation program is determined and proposed by our Compensation Committee and is approved by our Board of Directors. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other executive officers.

Executive Employment Agreements

Anthony C. Humpage Employment Agreement

On September 1, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with Anthony C. Humpage, its Chief Executive Officer, for no specific term. The Employment Agreement provides Mr. Humpage with the following compensation and benefits:

•         Annual base salary of no less than $375,000, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•         Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•         Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•         Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program;

•         Reimbursement of certain specified expenses.

The Employment Agreement further provides that if the Board determines that Mr. Humpage has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company may seek recoupment from Mr. Humpage of any portion of such performance-based compensation deemed appropriate.

Mr. Humpage’s employment may be terminated by either party at any time. If Mr. Humpage’s employment is terminated (i) other than for cause or (ii) upon Mr. Humpage’s death, permanent disability, or voluntary resignation, Mr. Humpage will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Humpage would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. Humpage’s employment is terminated other than for cause or his voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Humpage would have been entitled to receive and, (iii) a separation benefit in an amount equal to two years of base salary payable in lump sum. If Mr. Humpage’s employment is terminated other than for cause or his voluntary resignation within 12 months after demand for such termination by Rich Dad Operating Co., LL or any entity affiliated with Robert or Kim Kiyosaki, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Humpage would have been entitled to receive and, (iii) a separation benefit in an amount equal to two years of base salary payable as follows: twenty-six (26) weeks of base salary payable in lump sum, and the remainder payable in bi-weekly installments. Mr. Humpage’s entitlement to receive any separation benefit described in this paragraph is conditioned on Mr. Humpage executing a general release satisfactory to the Company.

Under the terms of the Employment Agreement, Mr. Humpage will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Agreement.

Christian A. J. Baeza Employment Agreement

On September 1, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with Christian Baeza, its Senior Vice President and Chief Financial Officer, for no specific term. The Employment Agreement provides Mr. Baeza with the following compensation and benefits:

•         Annual base salary of no less than $200,000, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•         Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•         Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•         Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program;

The Employment Agreement further provides that if the Board determines that Mr. Baeza has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company may seek recoupment from Mr. Baeza of any portion of such performance-based compensation deemed appropriate.

Mr. Baeza’s employment may be terminated by either party at any time. If Mr. Baeza’s employment is terminated (i) other than for cause or (ii) upon Mr. Baeza’s death, permanent disability, or voluntary resignation, Mr. Baeza will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Baeza would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. Baeza’s employment is terminated other than for cause or his voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Mr. Baeza’s entitlement to receive any separation benefit described in this paragraph is conditioned on Mr. Baeza executing a general release satisfactory to the Company.

Under the terms of the Employment Agreement, Mr. Baeza will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Agreement.

James E. May Employment Agreement

On September 1, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with James E. May, its Senior Vice President and General Counsel, for no specific term. The Employment Agreement provides Mr. May with the following compensation and benefits:

•         Annual base salary of no less than $260,000, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•         Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•         Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•         Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program;

The Employment Agreement further provides that if the Board determines that Mr. May has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company may seek recoupment from Mr. May of any portion of such performance-based compensation deemed appropriate.

Mr. May’s employment may be terminated by either party at any time. If Mr. May’s employment is terminated (i) other than for cause or (ii) upon Mr. May’s death, permanent disability, or voluntary resignation, Mr. May will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. May would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. May’s employment is terminated other than for cause or his voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Mr. May’s entitlement to receive any separation benefit described in this paragraph is conditioned on Mr. May executing a general release satisfactory to the Company.

Under the terms of the Employment Agreement, Mr. May will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Agreement.

The preceding description of the Employment Agreements is a summary of their material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, copies of which are being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Iain Edwards Employment Agreement

On October 18, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with Iain Edwards, its Chief Operating Officer for no specific term. The Employment Agreement provides Mr. Edwards with the following compensation and benefits:

•         Annual base salary of no less than £180,003.20, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•         Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•         Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•         Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program or similar benefits in lieu of such participation;

•         Reimbursement of certain specified expenses.

The Employment Agreement provides that if the Board determines that Mr. Edwards has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company may seek recoupment from Mr. Edwards of any portion of such performance-based compensation deemed appropriate.

Mr. Edwards’s employment may be terminated by either party at any time, without cause, upon the giving of not less than six (6) months’ notice. The Company also may terminate the employment summarily and without notice or pay in lieu of notice upon the occurrence of certain default events set forth in the Employment Agreement, including, but not limited to, a breach by Mr. Edwards of his obligations under the Employment Agreement or to the Company. Mr. Edwards may terminate employment with immediate effect upon the breach of the Employment Agreement by the Company, in which event Mr. Edwards is entitled to receive a separation benefit equal to six months Annual Base Salary. In addition, if Mr. Edwards’s employment is terminated by the Company without cause, or by Mr. Edwards upon the breach of the Employment Agreement by the Company, within 18 months after a Change of Control as defined in the Employment Agreement, the amount of separation benefit payable to Mr. Edwards is doubled. Under the terms of the Employment Agreement, Mr. Edwards will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Agreement.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of our executive compensation programs to ensure that:

•         The program is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

•         The program adequately rewards performance which is tied to creating stockholder value.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) grants of stock options and restricted stock.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued productive service. Annual incentive bonuses are primarily intended to motivate our executive officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. We may also provide discretionary bonuses to our executives to incentivize or reward for them for performance resulting in significant benefit to the Company or its stockholders. Our long-term equity incentives are primarily intended to align executive officers’ long-term interests with stockholders’ long- term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and stock option or restricted stock grants are the elements of our executive compensation program designed to reward performance and thus the creation of stockholder value.

We view our current executive compensation program as one in which the individual components combine together to create a total compensation package for each executive officer that we believe achieves our compensation objectives. In determining our current executive compensation program and the amounts of compensation for each component of our program, the Compensation Committee evaluates the current executive compensation data for companies in our industry. The Compensation Committee believes that our current executive compensation program is appropriate based on the evaluation of the compensation paid by companies in our industry for similarly situated employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The role of our Compensation Committee is to oversee our compensation programs and retirement plans and policies and review and approve all compensation decisions relating to the Company’s Named Executive Officers, including our Chief Executive Officer. Our Compensation Committee reviews, and in consultation with the entire Board of Directors and our Chief Executive Officer (other than with respect to his own compensation), makes all compensation decisions for the Named Executive Officers. The Compensation Committee reviews and recommends the annual compensation package of our Chief Executive Officer, the adoption of which requires the approval of the independent members of the Board of Directors.

Our Compensation Committee intends to meet with our Chief Executive Officer at least annually to review the performance of the other executive officers, receive the recommendations of the Chief Executive Officer on the executive officers’ compensation and approve their annual compensation packages. This meeting is intended to include a review by the Chief Executive Officer of the performance of each Named Executive Officer who reports directly to our Chief Executive Officer.

Setting Executive Compensation

In furtherance of the philosophy and objectives described above, in setting compensation for our executive officers, our Compensation Committee considered data obtained from the consulting firm of Pearl Meyer & Partners, in addition to other factors, to assess competitive pay levels and establish compensation targets for base salary, annual incentives and long-term incentives. The data from the Pearl Meyer & Partners surveys reflects compensation practices of companies in the education industry with annual revenue and free cash flow that are comparable to our own, and includes data for executives with responsibilities cutting across the entire enterprise (“Survey Group”).

Base Salary

We provide our executive officers and other employees with a base salary designed to compensate them for the day-to-day services rendered to us during the fiscal year. Our Compensation Committee reviews each executive officer’s salary and performance annually. Market data from the Survey Group is used to determine base salary ranges for our executive officers based on the position and responsibility. An executive officer’s actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and internal pay-equity considerations. Specific salary increases take into account these factors and the current market for management talent. Salary increases are considered by the Compensation Committee each year.

Annual Incentive Compensation

We have an Executive Incentive Plan (the “Bonus Plan”) for our executive officers and other participating employees. The Bonus Plan, administered by the Compensation Committee, provides that the Compensation Committee will determine the total amount of performance incentive bonuses to be paid to participants under the Bonus Plan. Bonuses are based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals.

Specifically, the Bonus Plan provides for target bonuses as a percent of each participant’s yearly salary. The target bonuses for our executive officers are as follows:

Chief Executive Officer — 100%

Senior Executive Officers — 50%

Vice Presidents and key employees — 20% to 50%, as specified

Junior employees may participate in the plan as designated.

Payouts under the Bonus Plan are subject to the approval of the Compensation Committee following the finalization of our annual financial results and are based upon the following metrics: (i) Total Annual Cash Sales, (ii) Overall Adjusted EBITDA, (iii) increase in Adjusted EBITDA and (iv) achievement of the participant’s individual goals.

Equity Incentive Compensation

The Company’s 2015 Incentive Plan was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. We believe that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. We believe that equity based incentive compensation plans, such as the Incentive Plan, increase our ability to achieve this objective, and, by allowing for several different forms of long-term equity based incentive awards, help us to recruit, reward, motivate and retain talented employees and other service providers. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015.

Discretionary Performance Bonuses

In addition to compensation available under the Bonus Plan, which are intended to compensate executives based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals, we may also provide, on a case by case basis, discretionary transaction bonuses to executives who have accomplished goals or results of significant benefit to the Company or its stockholders not included in the Bonus Plan. Payment of such Discretionary Performance Bonuses are subject the approval of the Compensation Committee and ratification by the full Board.

Deferred Compensation Plans

We do not have a deferred compensation plan.

Retirement Benefits

We have a 401(k) employee savings plan for eligible employees that provides for a matching contribution from us, determined each year at our discretion. The Company made no matching contributions in 2017.

Medical, Dental, Life Insurance and Disability Coverage

We provide other benefits such as medical, dental and life insurance, and disability coverage to each Named Executive Officer in benefits plans that are also provided to all eligible U.S. based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package.

Deductibility of Executive Compensation

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

For 2017, the annual salary paid to any of our Named Executive Officers did not exceed $1.0 million. Restricted stock granted under the terms of long-term incentives are exempt as performance based compensation for purposes of calculating the $1.0 million limit. To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Executive Compensation Tables

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers during the two fiscal years ended December 31, 2017 and 2016:

Summary Executive Compensation Table

For the Years Ended December 31, 2017 and December 31, 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(3)(4)	Total ($)
Anthony C. Humpage(2)	2017	$375,000	$575,000	$24,750	$974,750
Chief Executive Officer and Director	2016	$375,000	$150,000	$78,750	$603,750

Christian A. J. Baeza	2017	$200,000	$72,800	$12,066	$284,866
Senior Vice President and Chief Financial Officer	2016	$200,000	$33,000	$16,800	$249,800

Iain Edwards(5)	2017	$235,718	$76,537	$12,066	$324,321
Senior Vice President and Chief Operating Officer	2016	$206,020	$20,602	$16,800	$243,422

James E. May(2)	2017	$260,000	$97,060	$12,066	$369,126
Senior Vice President and General Counsel	2016	$260,000	$44,200	$16,800	$321,000

____________

(1)      Bonus reflects discretionary cash bonuses paid during the year indicated.

(2)      Bonus amounts include a one-time transaction bonus paid for the successful completion of the distribution of 15,999,838 shares of Company stock by Tigrent Inc. to Tigrent stockholders. The Company believes the Tigrent distribution provided substantial benefit to the Company and its stockholders by, among other things, consolidating the Tigrent and Company stockholder bases to reduce confusion in the securities markets, and diversifying the Company’s stockholder base to allow for more liquidity of, and more efficient trading, in, the Company’s stock by increasing its public float. The Company believes that the amounts paid in the transaction bonus represent fair and reasonable compensation for the considerable management time and attention spent on assuring a successful completion of the share distribution and integration of the new Company stockholders into the Company’s stockholder base.

(3)      The Company’s 2015 Equity Plan (the “2015 Incentive Plan”) was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015. The financial activity pertaining to our employees and directors under the 2015 Incentive Plan is reflected in our consolidated financial statements presented herein. During the year ended December 31, 2017 pursuant to the 2015 Incentive Plan we awarded 280,002 shares of restricted stock to our employees, which are subject to a three-year cliff vesting.

(4)      Stock awards are valued based on the closing price per share on the grant date.

(5)      Salary and Bonus were paid in GBP, the USD values are based on an average of 2017 daily conversion rates.

Outstanding Equity Awards Table
For the Year Ended 12/31/2017

Name and Principal Position	Number of Unvested Shares	Market Value of Unvested Shares ($)
Anthony C. Humpage	325,000	143,000
Chief Executive Officer and Director
Christian A. J. Baeza	121,146	53,304
Senior Vice President and Chief Financial Officer
Iain Edwards	168,021	73,929
Chief Operating Officer
James E May	173,229	76,221
Senior Vice President and General Counsel

As of December 31, 2017, there were no outstanding option awards for any of our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

The employment agreement with our Chief Executive Officer provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary plus a prorated termination bonus. Upon termination of the CEO’s employment without Cause within 18 months following a Change in Control (as such terms are defined in the agreement,) the CEO shall receive amounts earned by him but not yet paid as of the termination date, one year of base salary, and a pro-rated portion of the CEO’s annual incentive bonus and is eligible to receive certain basic employee benefits for twelve additional months after termination.

The employment agreements with our other named executive officers provide for payments upon termination without “cause”, as defined in the agreement, of six months base salary plus a prorated termination bonus. Upon termination of employment of any named executive officers (other than the CEO’s) without Cause within 18 months following a Change in Control (as such terms are defined in the agreement,) such named executive officer shall receive amounts earned by him but not yet paid as of the termination date, one year of base salary, and a pro-rated portion of such named executive officer’s incentive bonus.

Our Named Executive Officers have also signed confidentiality and non-competition agreement that applies for certain time periods following the employee’s termination of employment for any reason. The non-competition time period after termination of employment is generally one to two years.

Compensation Committee Report

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James K. Bass, Chair
Peter W. Harper

X. OTHER MATTERS

Cost of Soliciting Your Proxy.

We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. The Board has engaged Pat Kolenik to solicit proxies totaling less than three million shares in favor of the Board’s slate of nominated candidates for director for a fee of $15,000, with a payment of an additional $5,000 to Mr. Kolenik if the entire slate of candidates nominated by the Board is duly elected at the stockholders meeting. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication.

Other Business.

We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Stockholder Proposals for the 2019 Annual Meeting.

Stockholders of record wishing to present a proposal or director nomination at the 2019 annual meeting must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the date on which the corporation first mailed its proxy materials for the 2018 annual meeting, provided, however, that in the event that the date of the 2019 annual meeting is changed by more than thirty (30) days from the anniversary date of the 2018 annual meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Stockholders Sharing an Address.

Consistent with notices sent to record stockholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any stockholder at that address. This “householding” practice reduces our printing and postage costs. Stockholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•         Record stockholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

•         Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•         Any householded stockholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting our or may write to our Corporate Secretary at: Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904. Instructions for requesting such materials are also included in the Notice.

Disclaimer.

Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Legacy Education Alliance, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 31, 2018
9:00 am PDT

Edgewood Tahoe
180 Lake Parkway,
Stateline, NV, USA, 89449

ADMISSION TICKET

LEGACY EDUCATION ALLIANCE, INC.’s 2018 ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD AT 9:00am (PACIFIC TIME) ON THURSDAY, MAY 31, 2018, AT EDGEWOOD TAHOE, 180 LAKE PARKWAY, STATELINE, NV, USA, 89449. If you plan to attend the Annual Meeting of Stockholders, keep this form as your ticket for admission to our Annual Meeting. Please also remember to bring personal identification as you may be required to present appropriate identification together with this admission ticket to be able to attend our annual meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of Legacy Education Alliance, Inc., which you are entitled to vote or to direct the voting of.

Please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you do not sign and return a proxy or attend the Annual Meeting and vote by ballot, your shares cannot be voted.

(PLEASE DETACH PROXY CARD)

LEGACY EDUCATION ALLIANCE, INC.

c/o Corporate Secretary

1612 Cape Coral Parkway East

Cape Coral, Florida 33904

BALLOT INSTRUCTIONS FOR REGISTERED STOCKHOLDERS
Your vote is important. Please vote immediately.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/30/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/30/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ALL PROXIES MUST BE RECEIVED PRIOR TO
THE CONCLUSION OF VOTING AT THE ANNUAL MEETING

KEEP THIS PORTION FOR YOUR RECORDS

LEGACY EDUCATION ALLIANCE, INC.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Anthony C. Humpage, our CEO and Christian A. J. Baeza, our Senior Vice President and CFO, or either of them, as proxy with full power of substitution, to vote as designated on the reverse side, for director substitutes if any nominees become unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock, par value $0.0001, of Legacy Education Alliance, Inc. that the undersigned has the power to vote at the Annual Meeting of Stockholders to be held on Thursday May 31, 2018, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.

This Proxy when properly executed will be voted as directed. If no direction is indicated, this Proxy will be voted as follows:

•         FOR the election of the four nominees for directors named in the Proxy Statement (James K. Bass, Peter W. Harper, Anthony C. Humpage and Cary W. Sucoff);

•         FOR the ratification of the appointment of MaloneBailey, LLP as our independent auditors for the year ending December 31, 2018;

•         FOR the adoption of the resolution ratifying and approving the compensation of our named executive officers on an advisory, non-binding basis (say-on-pay); and

•         FOR the stockholders to be provided with the opportunity to cast an advisory vote on executive compensation every two years (say-on-frequency).

(CONTINUED, and To Be Signed and Dated, on the REVERSE SIDE)

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Legacy Education Alliance, Inc.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4

Your vote with respect to any of the matters indicated below is for, against or to withhold or to abstain (as you indicate below) the resolutions that are set out in full in the proxy statement on the page indicated.

PROPOSAL NO. 1—ELECTION OF DIRECTORS:

To withhold authority to vote for any individual nominee(s), mark the box for such nominee(s) under the column “For All Except” below.

	For All	Withhold All	For All Except
(01) James K. Bass			☐
(02) Peter W. Harper			☐
(03) Anthony C. Humpage			☐
(04) Cary W. Sucoff			☐
(Page 4 of the Proxy Statement)	☐	☐

Vote on proposals	For	Against	Abstain
PROPOSAL NO. 2. — Ratification of the Appointment of MaloneBailey, LLP as our independent auditors for the year ending December 31, 2018 (Page 14 of the Proxy Statement)	☐	☐	☐

PROPOSAL NO. 3. — Approve, by non-binding vote, the compensation of the Company’s named executive officers (Page 17 of the Proxy Statement)	☐	☐	☐

	1 year	2 years	3 years	Abstain
PROPOSAL NO. 4 – Recommend, by non-binding vote, the frequency of the advisory vote on named executive officer compensation (Page 18 of the Proxy Statement)	☐	☐	☐	☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2018

Signature

Print Name

PLEASE MARK, SIGN, AND DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS. ☐